Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Summit Hotel Properties, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-179503 and No. 333-187624) on Form S-3 and the registration statement (No. 333-172145) on Form S-8 of Summit Hotel Properties, Inc. of our report dated February 26, 2013, except as to notes 21 and 22, which are as of March 25, 2014, with respect to the consolidated balance sheet of Summit Hotel Properties, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), and changes in equity of Summit Hotel Properties, Inc. and subsidiaries for the year ended December 31, 2012 and the period from February 14, 2011 (commencement of operations) through December 31, 2011, the related consolidated statements of operations, comprehensive income (loss), and changes in equity of Summit Hotel Properties, LLC and subsidiaries (Predecessor) for the period from January 1, 2011 through February 13, 2011, the related consolidated statement of cash flows of Summit Hotel Properties, Inc. and subsidiaries for the year ended December 31, 2012, the related combined consolidated statement of cash flows of Summit Hotel Properties, Inc. and subsidiaries and Summit Hotel Properties, LLC and subsidiaries (Predecessor) for the year ended December 31, 2011, which report appears in the December 31, 2013 annual report on Form 10-K of Summit Hotel Properties, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 25, 2014